Exhibit 99.1

ChemoCentryx Reports Second Quarter 2021 Financial Results and Recent Highlights

— Company filed an amendment to its NDA for avacopan in the treatment of ANCA-associated vasculitis; PDUFA goal date extended to October 7, 2021—

— Applications for regulatory approval of avacopan in ANCA-associated vasculitis also under review by the European Medicines Agency and the Japan Pharmaceuticals and Medical Devices Agency —

— Clinical development launched of potential next generation checkpoint inhibitor CCX559, featured in abstract at Annual Meeting of American Association for Cancer Research —

— $402.6 million in cash and investments at June 30, 2021 —

— Conference call today at 5:00 p.m. Eastern Time —

SAN CARLOS, Calif., August 9, 2021 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced financial results for the second quarter ended June 30, 2021 and provided an overview of recent corporate highlights.

“We appreciate the recent opportunity to provide the U.S. FDA with supplementary data and analyses to our NDA, which the Agency deemed to be a major amendment,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “We are looking forward to decisions later this year on regulatory submissions for avacopan in ANCA-associated vasculitis in the U.S. and abroad. Meanwhile, we are further developing our pipeline, as evidenced by the launch of a Phase I study with our novel orally-administered immune checkpoint inhibitor CCX559, which we hope will be part of a new era of precise cancer treatment. Further clinical work in other high need areas, such as the initiation of a Phase III trial of avacopan in patients with severe Hidradenitis Suppurativa, constitute important next steps in building the CCXI pipeline to benefit patients most in need.”

Key Second Quarter 2021 Highlights and Recent Developments

•

In July the Company announced the filing of additional information to its NDA submission, which the FDA deemed to be a major amendment. The PDUFA review period for avacopan in the treatment of ANCA-associated vasculitis was extended, with a new PDUFA goal date of October 7, 2021. The Company’s filing followed the May 6 meeting of the FDA’s Arthritis Advisory Committee.

•

In Q2, the Company initiated Phase I clinical development of CCX559, a novel, orally-administered, PD-1/PD-L1 checkpoint inhibitor. CCX559 was featured in an abstract at the April 2021 Annual Meeting of the American Association for Cancer Research (AACR). As a next generation therapy, small molecule inhibitors may have advantageous properties compared to approved monoclonal antibodies, such as better penetration into solid tumors, reduced immunogenicity, lack of Fc-mediated side effects, and the convenience of oral administration.

•

The Company plans to meet with the FDA to discuss the Phase III development of avacopan in patients with Hurley Stage 3 (severe) Hidradenitis Suppurativa (HS) with the goal of initiating a Phase III clinical trial in those patients. In the Phase II AURORA trial, avacopan demonstrated a statistically significant higher response than placebo in a pre-specified subgroup of Hurley Stage 3 patients, which will further guide clinical development.

•	The Company plans to initiate clinical development of avacopan in patients with lupus nephritis in the first half of 2022.

•

The Company also plans to schedule a meeting later this year with the FDA to discuss evidence of clinical benefit from the ACCOLADE trial of avacopan in the very rare disorder C3 Glomerulopathy (C3G). There are no FDA approved therapies for this rare disorder. In the ACCOLADE trial, avacopan demonstrated statistically significant improvement in renal function as measured by pre-specified secondary endpoints of eGFR and also improvement in the pre-specified endpoint of C3G Histology Index (HI) Disease Chronicity score, compared to placebo over 26 weeks of blinded treatment, while not attaining a statistically significant improvement in the primary endpoint of the C3G HI Disease Activity Score. Avacopan was well tolerated in C3G patients.

•	The Company ended Q2 with cash, cash equivalents and investments of $402.6 million at June 30, 2021.

Second Quarter 2021 Financial Results

Revenue was $1.8 million for the second quarter of 2021, compared to $49.4 million for the same period in 2020. The decrease in revenue from 2020 to 2021 was principally attributable to the acceleration of revenue recognition in 2020 associated with the decision to discontinue development of CCX140 in Focal Segmental Glomerulosclerosis (FSGS).

Research and development expenses were $20.9 million for the second quarter of 2021, compared to $18.8 million for the same period in 2020. The increase from 2020 to 2021 was primarily attributable to the manufacture of commercial drug supply in anticipation of the launch of avacopan for the treatment of ANCA vasculitis and higher research and drug discovery expenses, including those associated with the development of CCX559, the Company’s orally-available small molecule checkpoint (PD-1/PD-L1) inhibitor. These increases were partially offset by lower Phase II related expenses due to the completion of the avacopan AURORA Phase IIb clinical trial in patients with HS and the discontinuation of further clinical development of CCX140 in FSGS in 2020.

General and administrative expenses were $19.7 million for the second quarter of 2021, compared to $10.3 million for the same period in 2020. The increase from 2020 to 2021 was primarily due to higher employee-related expenses, including those associated with the Company’s commercialization planning efforts, and higher professional fees.

Net loss for the second quarter of 2021 was $39.2 million, compared to net income of $20.3 million for the same period in 2020.

Total shares outstanding at June 30, 2021 were approximately 69.9 million shares.

Cash, cash equivalents and investments totaled $402.6 million at June 30, 2021.

Conference Call and Webcast

The Company will host a conference call and webcast today, August 9, 2021 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 2164528. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx’s lead drug candidate, avacopan (CCX168), successfully completed a pivotal Phase III trial in ANCA-associated vasculitis and is in late stage clinical development for the treatment of severe Hidradenitis Suppurativa and C3 glomerulopathy (C3G).

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the timing of the anticipated PDUFA date for the avacopan NDA for the treatment of ANCA-associated vasculitis, the achievement of anticipated goals and milestones, whether avacopan will be approved by the FDA for the treatment of ANCA-associated vasculitis, whether avacopan will be shown to be effective in the treatment of Hurley Stage 3 (severe) HS and C3G and whether the Company’s drug candidates, including CCX559, will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 1, 2021 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Burns McClellan

Lee Roth

212.213.0006

lroth@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(unaudited)
Condensed Consolidated Statements of Operations Data:

Revenue:
Collaboration and license revenue from related party	$1,699	$49,283	$11,922	$55,138
Grant revenue	114	157	244	310

Total revenue	1,813	49,440	12,166	55,448

Operating expenses:
Research and development	20,853	18,762	44,271	38,073
General and administrative	19,698	10,292	35,960	19,112

Total operating expenses	40,551	29,054	80,231	57,185

Income (loss) from operations	(38,738)	20,386	(68,065)	(1,737)
Total other income (expense), net	(471)	(119)	(855)	317

Net income (loss)	$(39,209)	$20,267	$(68,920)	$(1,420)

Net income (loss) per common share:
Basic	$(0.56)	$0.32	$(0.99)	$(0.02)

Diluted	$(0.56)	$0.29	$(0.99)	$(0.02)

Shares used to compute net income (loss) per common share:
Basic	69,788	63,282	69,698	62,289

Diluted	69,788	69,416	69,698	62,289

			June 30,	December 31,
			2021	2020
			(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments			$402,632	$460,370
Working capital			261,754	390,012
Total assets			467,672	518,899
Long-term debt, net			24,550	24,401
Accumulated deficit			(554,262)	(485,342)
Total stockholders’ equity			330,270	385,613